EXHIBIT 1
Bear Stearns
The Bear Stearns Companies Inc.
383 Madison Avenue
New York, NY 10179
(212) 272-2000
CUSTOMER AGREEMENT FOR INTRODUCED CLEARANCE ACCOUNTS
This document is a binding contract and contains obligations that can be enforced against you.
Please read carefully, sign and return.
     Your brokerage firm (“Brokerage Firm”), acting on your behalf, introduces your account(s) to Bear, Stearns Securities Corp. (“Clearing Agent”), a subsidiary of The Bear Stearns Companies Inc. which, in turn, carriers your account(s) and clears (i.e., processes) your securities transactions as your Brokerage Firm directs. This agreement (“Agreement”) sets forth the terms and conditions on which Clearing Agent and other subsidiaries of The Bear Sterns Companies Inc. will open and maintain account(s) in your name. Your signature confirms that you agree to and are bound by the provisions of this Agreement.
     1.      PARTIES. The parties to this Agreement are you and all present and future subsidiaries of The Bear Stearns Companies Inc. (each subsidiary is referred to as a “Clearing Agent entity” and all Clearing Agent entities are referred to collectively as the “Clearing Agent Group”). You agree that your Brokerage Firm and its employees are third-party beneficiaries of this Agreement, and that the terms and conditions hereof, including the arbitration provision, shall be applicable to all matters between or among any of you, your Brokerage Firm and its employees and the Clearing Agent Group and its employees.
     2.      APPLICABLE LAWS, RULES AND REGULATIONS.
          (a) All transactions shall be subject to the applicable laws, rules and regulations (“Applicable Laws”) of all federal, state and self-regulatory authorities including, but not limited to, the rules and regulations of the Board of Governors of the Federal Reserve System and the constitution, rules and customs of the exchange or market (and clearing house) where such transactions are executed.
          (b) The Clearing Agent Group is committed to complying with U.S. statutory and regulatory requirements designed to combat money laundering and terrorist financing. The USA PATRIOT ACT requires that all financial institutions obtain certain identification documents or other information in order to comply with their customer identification procedures. Until you provide the required information or documents, the Clearing Agent Group may not be able to open or maintain account(s) or effect any transactions for you.

     3.      SATISFACTION OF YOUR LIABILITIES; SECURITY INTERST AND LIEN.
          (a) You agree to satisfy, upon demand, any indebtedness to a Clearing Agent entity, to pay any debt balance in any of your accounts and, in the event of a sell order by you, to deliver the applicable security in good deliverable form no later than the deadline set by the Clearing Agent Group.
          (b) All of your property held by or under the control of a Clearing Agent entity is subject to a lien to secure the payment and performance of your liabilities and obligations to each Clearing Agent entity, and you hereby grant each Clearing Agent entity a lien on and a valid and first priority, perfected, continuing security interest in the following: (i) all property, including all investment property, held, carried or controlled by or through any Clearing Agent entity in which you presently have or in which you acquire an interest in the future, including all property in each account in your name, (ii) any and all rights, claim or causes of action you may now or hereafter have against any Clearing Agent entity and (iii) all proceeds of or distributions on the foregoing (collectively (i) through (iii) are referred to in this Agreement as “Collateral”).
          (c) Any Collateral held by a Clearing Agent entity is held by such Clearing Agent entity as agent and bailee for itself and all other Clearing Agent entities. Each Clearing Agent entity holding Collateral shall, without your further consent, comply with (i) entitlement orders or instructions for a Clearing Agent entity with respect to the Collateral and (ii) if such Clearing Agent entity holding Collateral is a commodity intermediary, any instructions to such Clearing Agent entity from another Clearing Agent entity to apply any value distributed on account of a commodity contract. Additionally, each Clearing Agent entity holding Collateral has the right, in its sole discretion, to not comply with (i) any entitlement order or instructions for a Clearing Agent entity with respect to the Collateral and (ii) if such Clearing Agent entity holding Collateral is a commodity intermediary, any instructions to such Clearing Agent entity from another Clearing Agent entity to apply any value distributed on account of a commodity contract. Additionally, each Clearing Agent entity holding Collateral has the right, in its sole discretion, to not comply with (i) any entitlement order or instruction from you or a third party with respect to the Collateral and (ii) any instruction from you to apply any value on account of any commodity contract, if a Clearing Agent entity requests that such order or instruction not be complied with in order to maintain security for the payment and performance of your obligations and liabilities to it. You agree that the actions of a Clearing Agent entity in not complying with orders or instructions as allowed in the preceding sentence satisfy any duties the Clearing Agent Group may have under the New York Uniform Commercial Code (“NYUCC”).
          (d) You agree that your execution of this Agreement shall constitute notice to each Clearing Agent entity of the security interest you have granted to each other Clearing Agent entity herein, and each Clearing Agent entity holding Collateral is on notice of the security interest granted to each other Clearing Agent entity.
          (e) The reasonable costs and expenses of collection of any such indebtedness or debit balance, including but not limited to attorneys’ fees and expenses, shall be payable by you to the Clearing Agent Group.

          (f) In order to secure the payment and performance of any of your outstanding liabilities and obligations to any Clearing Agent entity, the Clearing Agent Group may, to the fullest extent permitted by law, without prior notice to you, use, apply or transfer Collateral as it determines. Unless otherwise agreed in writing, the Clearing Agent Group may register and hold Collateral in its name or the name of its designee.
          (g) You appoint the Clearing Agent Group with full power as your true and lawful attorney-in-fact, to the fullest extent permitted by law, for the purpose of perfecting the security interest granted in this Agreement and taking any action and executing any instrument that the Clearing Agent Group deems necessary or advisable to accomplish the purposes of this Agreement.
     4.      REPRESENTATIONS BY YOU. You represent and covenant that (a) you have the right to pledge and assign Collateral to the Clearing Agent Group and (b) Collateral is and shall at all times be free and clear of any liens, claims or encumbrances, except in favor of a Clearing Agent entity.
     5.      DEPOSITS ON TRANSACTIONS. Your Brokerage Firm and the Clearing Agent Group may require you to deposit cash or other property, acceptable to your Brokerage Firm or the Clearing Agent Group, as the case may be, as Collateral, in your account(s) in such amounts as your Brokerage Firm or the Clearing Agent Group, as applicable, determines in its or their sole discretion and you agree to comply with any such request by no later than the deadline set by your Brokerage Firm or the Clearing Agent Group, as applicable.
     6.      BREACH, BANKRUPTCY OR DEFAULT.
          (a) Each Clearing Agent entity may elect to consider you in default of any or all agreements you may then have with it if (i) you do not pay any liability or perform any obligation to any Clearing Agent entity by the time you are obligated to do so; (ii) you otherwise breach, repudiate or default under this Agreement or any other agreement you may have with any Clearing Agent entity; (iii) you commence a proceeding in bankruptcy or insolvency or one is commenced against you; (iv) any guarantor, co-signer or other party (a “Responsible Party”) liable on or providing security for your obligations to any Clearing Agent entity defaults in an obligation to the Clearing Agent Group or commences a proceeding in bankruptcy or insolvency or one is commenced against it; (v) an attachment is made against your or a Responsible Party’s account(s) with any Clearing Agent entity; (vi) a receiver is appointed with respect to you, any of your assets or the assets of a Responsible Party; (vii) if you are a natural person, you die or become incompetent, and if you are an entity, you merge, liquidate or dissolve; or (viii) an event, circumstance or condition occurs that, in the Clearing Agent Group’s judgment, materially impairs your creditworthiness, your ability to timely perform your obligations to the Clearing Agent Group or otherwise causes us to view ourselves as insecure. The occurrence of any of the foregoing is referred to as an “Event of Default.”
          (b) Upon the election by the Clearing Agent Group to consider you in default, each Clearing Agent entity shall have all of the rights and remedies of a secured party upon default under the NYUCC and other Applicable Laws and may, without notice to you, among other things, (i) foreclose, collect, sell or otherwise liquidate any Collateral a Clearing Agent entity selects in its sole discretion, in any order and at any time, and apply, in a manner determined by the Clearing Agent Group in its sole discretion, the proceeds to satisfy any of your obligations or liabilities to any Clearing Agent entity and (ii) buy any property that may have been sold short. At any sale of Collateral or other sale or purchase permitted hereunder or otherwise, the Clearing Agent Group may sell or purchase to or from itself or third parties, and you hereby acknowledge and agree that the securities subject to such sale or purchase are instruments traded in a recognized market. You will pay each Clearing Agent entity for any loses and costs incurred by such Clearing Agent entity as a result of any default by you. You waive marshalling of assets and any similar doctrine dealing with the application of collateral.
     7.      EXECUTIVE FEES AND SERVICE CHARGES. Your account(s) will be charged brokerage commissions and/or other fees in connection with the execution of transactions (“Execution Fees’) and may be charged certain other fees for other services furnished to you (“Service Fees”). All Execution Fees and certain Service Fees shall be determined by your Brokerage Firm. Execution Fees may be changed from time to time without prior notice to you and Service Fees may be changed from time to time upon thirty (30) days’ prior written notice to you and, in each case, you agree to be bound thereby.
     8.      CONFIRMATION REPORTS AND ACCOUNT STATEMENTS. Confirmation reports of the execution of orders shall be conclusive if not objected to in writing by you within the shorter of (i) the applicable settlement cycle of the subject transactions or (ii) three (3) business days after such documents have been transmitted to you by mail or otherwise. Statements of account(s) shall be conclusive if not objected to in writing by you within ten (10) days after transmission. In all cases, the Clearing Agent Group and your Brokerage Firm reserve the right to challenge your objections
     9.      TRUTH-IN-LENDING; DEBIT BALANCES. You hereby acknowledge receipt of the Clearing Agent Group’s Truth-in-Lending disclosure statement. Interest will be charged on any debit balances in your account(s) in accordance with the methods described in such statement or in any amendment or revision thereto which may be provided to you. Any debit balance, which is not paid at the close of an interest period, will be added to the opening balance for the next interest period.
     10.      ALLOCATION OF RESPONSIBILITIES TO YOUR BROKERAGE FIRM. You hereby acknowledge receipt of the disclosure statement mailed by the Clearing Agent Group pursuant to Rule 382 of the New York Stock Exchange, Inc. As disclosed in such statement, the Clearing Agent Group is responsible only for certain specific functions related to processing your transactions, carrying your account(s) and extending credit in your margin account(s), if any. Your Brokerage Firm is solely and completely responsible for all other functions required of registered securities brokerage firms by Applicable Laws, including, but not limited to, all investment advice and recommendations made to you, including but not limited to the purchase or sale of securities. Your Brokerage Firm is neither an affiliate nor an agent of the Clearing Agent Group.

     11.      AUTHORIZATION TO FOLLOW INSTRUCTIONS. Your Brokerage Firm is responsible for accepting from you and executing (or arranging for the execution of) orders for your account(s) to buy or sell securities, or to transfer or deliver funds or securities to you or third parties. Accordingly, unless a Clearing Agent entity receives from you prior written notice to the contrary, the Clearing Agent Group may accept and process from your Brokerage Firm, without any inquiry or investigation: (a) orders, which the Clearing Agent Group has agreed to clear, for the purchase or sale of securities and other property in your account(s), on margin or otherwise, or for the delivery of funds to you or third parties, and (b) any other instructions concerning your account(s) or the property herein. The Clearing Agent Group also has the right, exercisable in its sole discretion, to refuse to accept orders, cancellations or any other instruction for your account(s) and to require you to furnish any additional documentation it deems necessary. You understand and agree that the Clearing Agent Group shall have no responsibility or liability to you for any acts or omissions of your Brokerage Firm, its officers, employees or agents.
     12.      COLLECTION AND OTHER ACCOUNT-RELATED COSTS. You hereby agree to pay, on demand, all reasonable costs, fees, expenses, liabilities and damages incurred by the Clearing Agent Group or your Brokerage Firm, as the case may be (“Costs”), in connection with (i) enforcing its rights hereunder, (ii) any investigation, litigation or proceeding involving your account(s) or any property therein, (iii) your or any other person authorized to act on your behalf (A) use of or access to Electronic Service (as defined in paragraph 22 below) or (B) failure to comply with any terms, conditions or limitations applicable to such Electronic Service, (iv) any breach or failure by you to perform any term or provision of this Agreement, any other agreement between you and any Clearing Agent entity or any agreement governing your use of or access to any Electronic Service, or (v) the Clearing Agent Group acting in refinance upon your instructions or the instructions of your Brokerage Firm or any other person authorized to act on your behalf, if any. In each case and whether or not demand has been made therefor, you herby authorize the Clearing Agent Group to change your account(s) for any and all such Costs.
     13.      NATURE OF SERVICES. The Clearing Agent Group will not provide you with any legal, tax, accounting or investment advice. The Clearing Agent Group’s employees are not authorized to give you any such advice and you will not solicit or rely upon any such advice from them or from the Clearing Agent Group whether in connection with transactions in or for any of your accounts or otherwise. You hereby agree and acknowledge that any such advice you may receive is provided by your Brokerage Firm or other source independent of the clearing Agent Group. For the avoidance of doubt, while your Brokerage Firm may provide you with investment research or market interpretations it has received from the Clearing Agent Group or with access to a Clearing Agent Group web site containing such information, your Brokerage Firm is solely responsible for your use of any such materials and any investment recommendations made therein.
     14.      CONTROL OR RESTRICTED SECURITIES. Prior to placing an order in connection with any securities subject to Rule 144 or 145(d) of the Securities Act of 1933, as amended, you shall advise the Clearing Agent Group of the status of the securities and furnish it with the necessary documents to clear legal transfer. You acknowledge that there may be delays involved with the processing of control or restricted securities and that the Clearing Agent Group will not be liable for any losses caused directly or indirectly by such delays. The Clearing Agent Group may in its sole discretion, require that control or restricted securities not be sold or transferred until such securities clear legal transfer.
     15.      IMPARTIAL LOTTERY ALLOCATION. You agree that, in the event the Clearing Agent Group holds on your behalf bonds or preferred stock in its name, in the name of its designee or in bear form which are called in part, you will participate in the impartial lottery allocation system for such called securities in accordance with the rules of the New York Stock Exchange, Inc. or any other appropriate self-regulatory organization. When any such call is favorable, no allocation will be made to any account with respect to which the Clearing Agent Group has actual knowledge that any officer, director or employee of the Clearing Agent Group has any financial interest until all other customers have been satisfied on an impartial lottery basis.
     16.      WAIVER, ASSIGNMENT, NOTICES AND LIMITATION OF LIABILITY.
          (a) Neither the Clearing Agent Group’s failure to insist at any time upon strict compliance with the terms of this Agreement nor any continued course of such conduct on its part shall constitute or be considered a waiver by the Clearing Agent Group of any of its rights or privileges hereunder. Any assignment of your rights and obligations hereunder or your interest in any property held by or through the Clearing Agent Group without obtaining the prior written consent of an authorized representative of the Clearing Agent Group shall be null and void. Each Clearing Agent entity reserves the right to assign any of its rights or obligations hereunder to any other Clearing Agent entity without prior notice to you. Notices and other communications (including, without limitation, margin calls) delivered, faxed, sent by express delivery service or mailed to the address provided by you shall, until the Clearing Agent Group has received notice in writing of a different address, be deemed to have been personally delivered to you whether actually received or not. Notices and other communications may also be provided to you verbally. Such notices and other communications left for you on your answering machine, or otherwise, shall be deemed to have been delivered to you whether actually received or not. Notices and other communications from you to the Clearing Agent Group shall be in writing. You hereby authorize the Clearing Agent Group to accept facsimile copies of this or any other document or instruction as if it were the original and to accept signatures on facsimiles as if they were originals.
          (b) You agree that, no Clearing Agent entity shall have any liability for any consequential, incidental or any similar damages and you hereby irrevocably and unconditionally waive any right you may have to claim or recover any such damages (even if you have informed the Clearing Agent Group of the possibility or likelihood of such damages).
     17.      FREE CREDIT BALANCES. You hereby authorize the Clearing Agent Group to use any free credit balance in any of your accounts in accordance with all applicable rules and regulations and to pay interest thereon at such rate or rates and under such conditions as are established from time to time by the Clearing Agent Group for such accounts) and for the amounts of cash so used. In accordance with applicable regulations, free credit balances are carried in customers’ accounts pending, and with a view towards, reinvestments. The Clearing

Agent Group may determine not to pay interest on free credit balances including, by way of example but not limited to, free credit balances representing either (i) uncollected funds or (ii) funds that are deposited and subsequently withdrawn prior to the expiration of the minimum time period required by the Clearing Agent Group.
     18.      RESTRICTIONS ON ACCOUNTS. The Clearing Agent Group or your Brokerage Firm, in its or their sole discretion, may restrict or prohibit trading of securities or other property in any of your accounts and you shall nevertheless remain liable for all of your obligations and liabilities to the Clearing Agent Group and your Brokerage Firm under the Agreement or otherwise.
     19.      CREDIT REPORTS AND OTHER INFORMATION. You authorize the Clearing Agent Group and your Brokerage Firm, in its or their sole discretion, to make or obtain reports concerning your credit standing and business conduct. You may make a written request for a description of the nature and scope of the reports made or obtained by the Clearing Agent Group and the same will be provided to you within a reasonable period of time. You further agree to provide the Clearing Agent Group and/or your Brokerage Firm, on request, with such additional information or certification as may be required by Clearing Agent Group of Applicable Laws.
     20.      SHORT AND LONG SALES. In placing any sell order for a short account, you will designate the order as such and hereby authorize the Clearing Agent Group or your Brokerage Firm, as the case may be, to mark the order as being “short”. In placing any sell order for a long account, you will designate the order as such and hereby authorize the Clearing Agent Group or your Brokerage Firm, as the case may be, to mark the order as being “long”. The designation by you of a sell order as being for a long account shall constitute a representation by you that you own the security with respect to which the sell order has been placed, that such security may be sold without restriction in the open market and that, if the Clearing Agent Group does not have the security in its possession at the time you place the sell order, you shall deliver the security by settlement date in good deliverance form or pay to the Clearing Agent Group or your Brokerage Firm, as the case may be, any losses and expenses it or they may incur or sustain as a result of your failure to make delivery on a timely basis.
     21.      MARGIN AND OTHER COLLATERAL REQUIREMENTS.
          (a) [(Applicable only to margin account(s)] You hereby agree to deposit and maintain such margin in your margin account(s), if any, as the Clearing Agent Group may in its sole discretion require, and you agree to pay on demand any debit balance owing with respect to any of your margin accounts. Margin calls may be communicated orally, without subsequent written confirmation.
          (b) In addition, you further agree to deposit promptly and maintain such other collateral with the Clearing Agent Group as is required by Applicable Laws or any other agreement or open transaction you may have with your Brokerage Firm or any Clearing Agent entity.

          (c) No demands, calls, tenders or notices that the Clearing Agent Group or your Brokerage Firm may have made or given in the past shall obligate the Clearing Agent Group to make or give the same in the future.
     22.      ON-LINE AND ELECTRONIC SYSTEMS. If you or any other person authorized to act on your behalf accesses or uses any Internet site or on-line or other electronic system operated for or by the Clearing Agent Group or your Brokerage Firm or any account access, trading, order entity or other services, systems, capabilities or content available through any of the foregoing (each, and “Electronic Service”), you acknowledge and agree that such Electronic Service is being made available to you or such other person without any warranty whatsoever, wither express or implied, and you agree that any such access or use will be solely at your own risk, and neither your Brokerage Firm nor the Clearing Agent Group will have any liability whatsoever relating to or arising out of any such access, use, or any problems with or failures of any Electronic Service. Moreover, you agree that if you or any person authorized to act on your behalf are given any digital certificate(s), user name(s) and/or password(s) which may be required to access or use any Electronic Services (collectively, “User Code(s)”), (a) you shall preserve the confidentiality of such User Codes; (b) you shall restrict access to the User Codes to those persons who are duly authorized to act on your behalf; (c) you shall notify your Brokerage Firm and the Clearing Agent Group immediately in the event any such User Codes is lost, stolen or the confidentiality of any such User Code has been compromise in any way or the authority of any person to act on your behalf has been revoked or limited; and (d) you are responsible for and will be bound by all statements made, orders entered, and instructions, trades, agreements, assents and consents communicated under any such user Code, to the same extent that the same was under your duly signed writing.
     23.      CONSENT TO LOAN, PLEDGE OR USE OF SECURITIES IN MARGIN ACCOUNTS. [(Applicable only to margin account(s)] To the greatest extent permitted under Applicable Laws, you hereby authorize the Clearing Agent Group to lend either to itself or to others and to otherwise use, sell or pledge any securities held by the Clearing Agent Group in your margin account(s), if any, to convey therewith all attendant rights of ownership (including voting rights) and to use all such property as collateral for the Clearing Agent Group’s general loans or other obligations or with respect to repurchase transactions. Any such property, together with all attendant rights of ownership, may be pledged, repledged, sold, hypothecated or rehypothecated or become subject to repurchase transactions either separately or in common with other property for any amounts due to the Clearing Agent Group thereon and the Clearing Agent Group shall have no obligations to retain a like amount of similar property in its possession and control. You hereby acknowledge that, as a result of such activities, (i) the Clearing Agent Group may receive and retain certain benefits to which you will not be entitled and (ii) the securities in your margin account(s) may be used as collateral b the Clearing Agent Group for loans made to it in excess of your indebtedness to the Clearing Agent Group. In certain circumstances, such loans or other use may limit, in whole or in part, you ability to exercise voting and other attendant rights or ownership with respect to the loaned or pledged securities.
     24.      LEGALLY BINDING. You here by agree that the terms of this Agreement shall be binding upon you and your estate, heirs, executors, administrators, personal representatives, successors and assigns. Your further agree that all purchases, sales and other transactions shall be for you account(s) in accordance with your oral or written instructions given to your

Brokerage Firm. You hereby waive any and all defenses that any instruction with respect to any of your accounts was not in writing as may be required by the Statute of Frauds or any similar Applicable Laws.
     25.      AMENDMENT; TERMINATION.
          (a) You agree that the Clearing Agent Group may modify the terms of the Agreement at any time upon your prior written notice to you. By continuing to accept services from the Clearing Agent Group thereafter, you will have indicated your acceptance of any such modification. If you do not accept such modification, you must notify the Clearing Agent Group in writing; your account(s) may then be terminated by the Clearing Agent Group, after which you will remain liable to the Clearing Agent Group for all outstanding liabilities and obligation. Otherwise, the Agreement may not be modified absent a written instrument signed by an authorized representative of the Clearing Agent Group.
          (b) You may close any of your accounts at any time by giving instructions to your Brokerage Firm or if you are unable to reach your Brokerage Firm, then by providing Clearing Agent Group written notice; provided, that the Clearing Agent Group receives all securities and/or other property for which account(s) are short and you have satisfied all of your outstanding liabilities and obligations which you owe to any Clearing Agent entity for any reason whatsoever.
          (c) The Clearing Agent Group reserves the right to terminate the Agreement or your account(s) at any time for any reason. The provisions of this Agreement shall survive termination of this Agreement and/or closure of your account(s) insofar to the period prior to termination of this Agreement or closure of your account(s).
          (d) On termination of the Agreement or closure of your account(s), it will be your responsibility to issue instructions in writing with regard to assets held in your account(s). Unless and until the Clearing Agent Group receives such instructions, it will be under no obligation to take any action with regard to your assets. You agree that you will be responsible for any transaction costs associates with your instructions, including commissions and related costs.
     26.      GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PRINCIPLES THEREOF.
     27.      ARBITRATION; CONSENT TO JURISDICTION; SERVICE OF PROCESS.
     28.
          (a) THIS AGREEMENT CONTAINS A PREDISPUTE ARBITRATION CLAUSE. BY SIGNING AN ARBITRATION AGREEMENT THE PARTIES AGREE AS FOLLOWS:

•	ALL PARTIES TO THIS AGREEMENT ARE GIVING UP THE RIGHT TO SUE EACH OTHER IN COURT, INCLUDING THE RIGHT TO A TRIAL BY JURY, EXCEPT AS PROVIDED BY THE RULES OF THE ARBITRATION FORUM IN WHICH A CLAIM IS FILES.

•	ARBITRATION AWARDS ARE GENERALLY FINAL AND BINDING; A PARTY’S ABILITY TO HAVE A COURT REVERSE OR MODIFY AN ARBITRATION AWARD IS VERY LIMITED.

•	THE ABILITY OF THE PARTIES OF OBTAIN DOCUMENTS, WITNESS STATEMENTS AND OTHER DISCOVERY IS GENERALLY MORE LIMITED IN ARBITRATION THAN IN COURT PROCEEDINGS.

•	THE ARBITRATORS DO NOT HAVE TO EXPLAIN THE REASON(S) FOR THEIR AWARD.

•	THE PANEL OF ARBRITRATORS WILL TYPICALL INCLUDE A MINORITY OF ARBITRATORS WHO WERE OR ARE AFFILIATED WITH THE SECURITIES INDUSTRY.

•	THE RULES OF SOME ARBITRATION FORUMS MAY IMPOSE TIME LIMITS FOR BRINGING A CLAIM IN ARBRITATION IN SOME CASES, A CLAIM THAT IS INELIGIBLE FOR ARBITRATION MAY BE BROUGHT IN COURT.

•	THE RULES OF THE ARBITRATION FORUM IN WHICH THE CLAIM IS FILED, AND ANY AMENDMENTS THERETO, SHALL BE INCORPORATED INTO THIS AGREEMENT.

•	NO PERSON SHALL BRING A PUTATIVE OR CERTIFIED CLASS ACTION TO ARBRITRATION, NOR SEEK TO ENFORCE ANY PRE-DISPUTE ARBITRATION AGREEMENT AGAINST ANY PERSON WHO HAS INITIATED IN COURT A PUTATIVE CLASS ACTION OR WHO IS A MEMBER OF A PUTATIVE CLASS WHO HAS NOT OPTED OUT OF THE CLASS WITH RESPECT TO ANY CLAIMS ENCOMPASED BY THE PUTATIVE CLASS ACTION UNTIL
(i)	THE CLASS CERTIFICATION IS DENIED;

(ii)	THE CLASS IS DECERTIFIED; OR

(iii)	THE CUSTOMER IS EXCLUDED FROM THE CLASS BY THE COURT, SUCH FORBEARANCE TO ENFORCE AN AGREEMENT TO ARBITRATE SHALL NOT CONSTITUE A WAIVER OF ANY RIGHTS UNDER THIS AGREEMENT EXCEPT TO THE EXTENT STATED HEREIN.
•	BY SIGNING THIS AGREEMENT YOU AND THE CLEARING AGENT GROUP AGREE, THAT CONTROVERSIES ARISING UNDER OR RELATING TO ANY ACTIVITY OR THIS AGREEMENT BETWEEN

YOU AND THE CLEARING AGENT GROUP, ITS PREDECESSORS, AND ANY OF THEIR RESPECTIVE SUCCESSORS, ASSIGNS, AND ANY OF THEIR DIRECTORS, EMPLOYEES AND ANY OTHER CONTROL PERSONS AND ANY OF THEIR AGENTS, WHETHER ARISING PRIOR TO, ON OR SUBSEQUENT TO THE DATE HEREOF, SHALL BE DETERMIEND BY ARBITRAITON. ANY ARBITRATION UNDER THIS AGREEMENT SHALL BE HELD ONLY AT THE FACILITIES OF, BEFORE AN ARBITRATION PANEL APPOINTED BY, AND PURSUANT TO RULES OF THE NEW YORK STOCK EXCHANGE, INC. OR THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. YOU MAY ELECT ONE OF THE FOREGOING FORUMS FOR ARBITRATION, BUT IF YO FAIL TO MAKE SUCH ELECTION BY REGISTERED MAIL OR TELLEGRAM ADDRESSED TO BEAR, STEARNS SECURITIES CORP., 383 MADISON AVENUE, NEW YORK, NEW YORK 10179, ATTENTION: CHIEF LEGAL OFFICER (OR ANY OTHER ADDRESS OF WHICH YOU ARE ADVISE DIN WRITING), BEFORE THE EXPIRATION OF TEN (10) DAYS AFTER RECEIPT OF A WRITTEN REQUEST FROM THE CLEARING AGENT GROUP TO MAKE SUCH ELECTION, THEN THE CLEARING AGENT GROUP MAY MAKE SUCH ELECTION, THE AWARD OF THE ARBITRATORS, OR OF THE MAJORITY OF THEM, SHALL BE FINAL, AND JUDGMENT UPON THE AWARD RENDERED MAY BE ENTERED IN ANY COURT, STTE OR FEDERAL, HAVING JURISDICTION.
          (b) Notwithstanding the provisions of subparagraph (a) above, either party may, at any time prior to the initial arbitration hearing pertaining to such dispute or controversy, seek by application to the U.S. District Court for the Southern District of New York or the Supreme Court of the State of New York for the County of New York any such temporary or provisional relief or remedy (“provisional remedy”) provided for by the laws of the U.S. or the laws of the State of New York as would be available in an action based upon such dispute or controversy in the absence of an agreement to arbitrate. The parties acknowledge and agree that it is their intention to have any such application for a provisional remedy decided by the Court to which it is made and that such application shall not be referred to or settled by arbitration. No such application to either said Court for a provisional remedy, nor any act or conduct by either party in furtherance of or in opposition to such application, shall constitute a relinquishment or waiver of any right to have the underlying dispute or controversy with respect to which such application is made settled by arbitration in accordance with subparagraph (a) above.
          (c) With respect to any application for a provisional remedy and any application for judgment on an arbitration award, each party irrevocably (i) submit to the jurisdiction of the U.S. District Court for the Southern District of New York or the Supreme Court of the State of New York for the County of New York, (ii) waives any objection which it may have at any time to the laying of venue of any proceedings brought in any such court, waives any claim that such proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such proceedings, that such court does not have any jurisdiction over such party, and (iii) consents to service of process by certified mail, return receipt requested, to the address provided for herein.
          (d) You hereby agree to receive service of process in connection with any legal matters or actions or proceedings based upon, arising out of or relating in any way to this Agreement by confirmed, return-receipt requested mail and that delivery shall be presumed if such service is mailed to the address maintained by the Clearing Agent Group in its records and the requested receipt is returned.
     28.      SEVERABILITY. If and to the extent any term or provision herein is or should become invalid or unenforceable, then (i) the remaining terms and provisions hereof shall be unimpaired and remain in full force and effect and (ii) the invalid or unenforceable provision or term or provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision.
     29.      EXTRAORDINARY EVENTS. The Clearing Agent Group shall not be liable for losses caused directly or indirectly by suspension of trading, wars, civil disturbances, terrorism, strikes, natural calamities, labor or material shortages, government restrictions, acts or omission of exchanges, specialists, markets, clearance organizations or information providers, delays in mails, delays or inaccuracies in the transmission of orders or information, governmental, exchange or self-regulatory organization laws, rules or actions, or any other causes beyond the Clearing Agent Group’s control that may or delay the performance of the Clearing Agent Group’s obligations.
     30.      HEADINGS. The headings of the provisions hereof are for ease of reference only and shall not affect the interpretation or application of this agreement or in any way modify or qualify any of the rights or obligations provided for hereunder.
     31.      TELEPHONE AND ELECTRONIC COMMUNICATIONS. You hereby authorize the clearing Agent Group to monitor and/or record any or all telephone and/or electronic communications between you and the Clearing Agent Group or any of the Clearing Agent Group employees or agents. You agree that such recordings may be used in connection with a dispute between the parties. You acknowledge that the Clearing Agent Group may determine not to make or keep such recordings and that such determination shall not in any way affect any party’s rights.
     32.      CUMULATIVE RIGHTS; ENTIRE AGREEMENT. The rights of each Clearing Agent entity set forth in this Agreement and in each other agreement you may have with any Clearing Agent entity are cumulative and in addition to any other rights and remedies that any Clearing Agent entity may have and shall supersede any limitation on or any requirement for the exercise of such rights and remedies that is inconsistent with the terms of this or any other such agreement. The provisions of this Agreement shall supersede any inconsistent provisions of any other agreement entered into between you and any Clearing Agent entity, unless you will take such action as is necessary to cooperate with the Clearing Agent Group with respect to Collateral and delivery and perfection thereof. Except as set forth above, this Agreement represents the entire agreement and understanding between you and the Clearing Agent Group concerning the subject matter hereof.
     33.      CAPACITY TO CONTRACT; AFFILIATIONS. You represent that you are of legal age to enter into contracts in the state of your domicile and that, unless you have notified the Clearing Agent Group to the contrary, neither you nor any member of your immediate family is: (i) an employee or member of the National Association of Securities Dealers, Inc., (ii) an employee of any corporation or firm engaged in the business of dealing, as broker or principal, in securities, options or futures or (iv) an employee of any bank, trust company or insurance company. Persons signing on behalf of others should indicate the titles or capacities in which they are signing. If the undersigned is signing on behalf of others, the undersigned hereby represents that the person(s) or entity(ies) on whose behalf it is signing is/are authorized to enter into this Agreement and that the undersigned is duly authorized to sign this Agreement and make the representations herein in the name and on behalf of such other person(s) or entity(ies). Subject to the preceding sentence, you represent that only the undersigned has any interest in the account(s) established pursuant to this Agreement. In addition, unless you advise the Clearing Agent Group in writing to the contrary, you represent that you are not an affiliate (as defined in Rule 144(a)(1) under The Securities Act of 1933) of the issuer of any security held in any of your accounts.

BY SIGNING THIS AGREEMENT, YOU ACKNOWLEDGE THAT:
1.	THE SECURITIES IN YOUR MARGIN ACCOUNT(S), IF ANY, AND ANY SECURITIES FOR WHICH YOU HAVE NOT FULLY PAID, TOGETHER WITH ALL ATTENDANT OWNERSHIP RIGHTS, MAY BE USED BY THE CLEARING AGENT GROUP OR SOLD OR PLEDGED TO THE CLEARING AGENT GROUP OR TO OTHERS; AND
     2. YOU HAVE RECEIVED A COPY OF THIS AGREEMENT.
THIS AGREEMENT IS DATED AS OF DECEMBER 2, 2005
THIS AGREEMENT CONTAINS A PRE-DISPUTE ARBITRATION CLAUSE AT PARAGRAPH 27, PAGE 2.

(Account Number)
Guy A. Gibson

(Typed or Printed Name)
X /s/ Guy A. Gibson

(Signature)

(Typed or Printed Name)
X

(Signature)

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